Exhibit 99.1

Green Plains Announces Strategic Transactions with BlackRock

Funds and Accounts Managed by BlackRock Invest in Fluid Quip Technologies and

Provide Financing to Fund Transformation Plan

OMAHA, Neb. Feb 09, 2021, (GLOBE NEWSWIRE)  Green Plains Inc. (NASDAQ:GPRE) today announced that funds and accounts managed by BlackRock (“BlackRock”) have invested alongside Ospraie Management and Green Plains in Fluid Quip Technologies LLC. In addition, Green Plains announced the completion of a $125 million, 5-year mezzanine note facility with BlackRock. The proceeds will initially support the construction and deployment of Ultra-High Protein technology and production at Green Plains’ Obion, Tenn. and Mount Vernon, Ind. facilities. As part of the transaction, BlackRock acquired 2,000,000 warrants for Green Plains stock (each warrant equal to one share of stock) with a strike price of $22 per share.

“Partnering with BlackRock on the Fluid Quip transaction provides further validation of our strategy and access to substantial capital to support our transformation,” said Todd Becker, president and chief executive officer of Green Plains. “Fully funding our transformation strategy to deploy Ultra-High Protein technology across our platform increases our confidence in the ability to deliver on our 2023 and 2024 financial goals. With this additional support, we are accelerating our Ultra-High Protein technology deployment and finalizing the engineering and construction timeline for multiple sites, and expect to announce additional locations in the near future.”

“We have known and worked with the management team at Green Plains for some time, which allowed us to understand the company’s transformation strategy and how it aligns with BlackRock’s view that sustainable investing will help investors achieve better, more durable returns over the long run,” said Steven Karpel, Managing Director, Fundamental Fixed Income at BlackRock. “Green Plains’ execution on plant-based protein initiatives to produce agricultural products without expanding land use is an excellent example of a company that is focused on reinventing itself to support the needs of global consumers in a sustainable way.”

“The focus of Green Plains is on deploying technology to maximize value in sustainable proteins, renewable oils, specialty alcohols and clean carbohydrates,” added Becker. “We believe we have assembled a powerful ag tech and financial partnership between BlackRock, Ospraie, Fluid Quip and Green Plains that has the ability to focus on innovation, value added opportunities and sustainability. Based on realized margins to date, we believe these Ultra-High Protein projects will achieve internal rates of return in excess of 30%, solidifying our conviction to accelerate financing and construction.”

The new $125 million mezzanine facility will mature in 2026 and is secured via first lien in the assets of Green Plains Obion LLC and Green Plains Mount Vernon LLC, and supported by an unsecured guarantee of Green Plains.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a leading biorefining company focused on the development and utilization of fermentation, agricultural and biological technologies in the processing of annually renewable crops into sustainable value-added ingredients. This includes the production of cleaner low carbon biofuels, renewable feedstocks for advanced biofuels and high purity alcohols for use in cleaners and disinfectants. Green Plains is an innovative producer of Ultra-High Protein and novel ingredients for animal and aquaculture diets to help satisfy a growing global appetite for sustainable protein. The Company also owns a 48.9% limited partner interest and a 2.0% general partner interest in Green Plains Partners LP. For more information, visit www.gpreinc.com.

Green Plains Inc. Contacts

Investors: Phil Boggs | Senior Vice President, Investor Relations | 402.884.8700 | phil.boggs@gpreinc.com

Media: Leighton Eusebio | Manager, Public Relations | 402.952.4971 | leighton.eusebio@gpreinc.com

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